Exhibit (d)(4)

SERVICE AGREEMENT

FOR

TRANSFER AGENT SERVICES

TO

DELAWARE ENHANCED GLOBAL DIVIDEND AND INCOME FUND

Rev. January 2005

THIS SERVICE AGREEMENT FOR TRANSFER AGENT SERVICES (this “Agreement”) between Delaware Enhanced Global Dividend and Income Fund, a Delaware statutory trust (“Client”) and Mellon Investor Services LLC, a New Jersey limited liability company (“Mellon”), is dated as of May 17, 2007.

1. Appointment. Client appoints Mellon as its transfer agent, registrar and dividend disbursing agent and Mellon accepts such appointment in accordance with the following terms and conditions for all authorized shares of each class of stock listed in Exhibit A hereto (the “Shares”).

2. Term of Agreement. Mellon’s appointment hereunder shall commence on the next business day after the later of (i) the date hereof, or (ii) the date Mellon has confirmed that Client’s records have been converted to Mellon’s system (the “Effective Date”), and shall continue for three years thereafter (the “Initial Term”). Subsequent to the Initial Term, this Agreement will continue pursuant to the terms hereunder but may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties, except as otherwise set forth in Section 11(a) hereof.

3. Duties of Mellon. Commencing on the Effective Date, Mellon shall provide the services listed in Exhibit B hereto, in the performance of its duties hereunder.

4. Representations, Warranties and Covenants of Client. Client represents, warrants and covenants to Mellon that:

(a) the Shares issued and outstanding on the date hereof have been duly authorized, validly issued and are fully paid and are non-assessable; and any Shares to be issued hereafter, when issued, shall have been duly authorized, validly issued and fully paid and will be non-assessable;

(b) the Shares issued and outstanding on the date hereof have been duly registered under the Securities Act of 1933, as amended (the “Securities Act”), and such registration has become effective, or are exempt from such registration; and have been duly registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or are exempt from such registration;

(c) any Shares to be issued hereafter, when issued, shall have been duly registered under the Securities Act, and such registration shall have become effective, or shall be exempt from such registration; and shall have been duly registered under the Exchange Act, or shall be exempt from such registration;

(d) Client has paid or caused to be paid all taxes, if any, that were payable upon or in respect of the original issuance of the Shares issued and outstanding on the date hereof;

(e) the execution and delivery of this Agreement, and the issuance and any subsequent transfer of the Shares in accordance with this Agreement, do not and will not conflict with, violate, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the charter or the by-laws of Client, any law or regulation, any order or decree of any court or public authority having jurisdiction, or any mortgage, indenture, contract, agreement or undertaking to which Client is a party or by which it is bound. This Agreement is enforceable against Client in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the enforcement of creditors' rights generally; and

(f) Client agrees to provide to Mellon the documentation and notifications listed in Exhibit C hereto according to the requirements set forth therein.

5. Representations, Warranties and Covenants of Mellon. Mellon represents, warrants and covenants to Client that:

(a) Mellon is, and for the term of this Agreement shall remain, duly registered as a transfer agent under the Exchange Act;

(b) subject to Sections 7 and 8(a) hereof, during the term of this Agreement, Mellon shall comply with its obligations as a transfer agent under the Exchange Act and the rules and regulations thereunder; and

(c) assuming the accuracy of Client’s representations and warranties and compliance by Client with its covenants hereunder, the execution and delivery of this Agreement, and the performance by Mellon of its obligations in accordance with this Agreement, do not and will not conflict with, violate, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the organizational documents of Mellon, any law or regulation, any order or decree of any court or public authority having jurisdiction, or any mortgage, indenture, contract, agreement or undertaking to which Mellon is a party or by which it is bound. This Agreement is enforceable against Mellon in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the enforcement of creditors' rights generally.

(d) It is conducting its business in compliance in all material respects with all applicable U.S. state and federal laws and regulations and has obtained all regulatory approvals necessary to carry on its business as now conducted.

6. Scope of Agency.

(a) Mellon shall act solely as agent for Client under this Agreement and owes no duties hereunder to any other person. Mellon undertakes to perform the duties and only the duties that are specifically set forth in this Agreement and shall exercise reasonable care in the performance of those duties, and no implied covenants or obligations shall be read into this Agreement against Mellon.

(b) Mellon may rely upon, and shall be protected in acting or refraining from acting in reliance upon, (i) any communication from an authorized representative of Client, any predecessor Transfer Agent or co-Transfer Agent or any Registrar (other than Mellon), predecessor Registrar or co-Registrar, or (ii) any written instruction, notice, request, direction, consent, report, certificate, or other instrument, paper, document or electronic transmission reasonably believed by Mellon to be genuine and to have been signed or given by the proper party or parties. In addition, Mellon is authorized to refuse to make any transfer that it determines in good faith not to be in good order.

(c) In connection with any question of law arising in the course of Mellon performing its duties hereunder, Mellon may consult with legal counsel (including internal counsel) whose advice shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by Mellon hereunder in good faith and in reasonable reliance thereon.

(d) Any instructions given by Client to Mellon orally shall be confirmed in writing by Client as soon as practicable. Mellon shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions from an authorized representative of Client that do not conform with the written confirmation received in accordance with this Section 6(d).

7. Indemnification. Client shall indemnify Mellon for, and hold it harmless against, any loss, liability, claim or expense (“Loss”) arising out of or in connection with Mellon’s performance of its duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Loss or enforcing this Agreement, except to the extent that such Loss shall have been determined by a court of competent jurisdiction to be a result of Mellon’s negligence, gross negligence or intentional misconduct. Mellon shall indemnify Client for, and hold it harmless against, any Loss arising out of or in connection with Mellon’s duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Loss or enforcing this Agreement, to the extent that such Loss shall have been determined by a court of competent jurisdiction to be a result of Mellon’s negligence, gross negligence or intentional misconduct. The foregoing indemnities shall be a continuing obligation of Mellon or Client, as the case may be, and its respective successors and assigns, notwithstanding the termination of this Agreement.

8. Limitation of Liability.

(a) In the absence of negligence, gross negligence or intentional misconduct on its part, Mellon shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. In no event will Mellon or Client be liable for special, indirect, incidental, consequential or punitive loss or damages of any kind whatsoever (including but not limited to lost profits), even if Mellon or Client has been advised of the possibility of such damages. Any liability of Mellon will be limited in the aggregate to an amount equal to twelve (12) times the monthly fees to be paid by Client and its affiliated mutual funds to Mellon for services similar to those set forth herein.

(b) If any question or dispute arises with respect to Mellon’s duties hereunder, Mellon shall not be required to act or be held liable or responsible for its failure or refusal to act until the question or dispute has been (i) resolved (and, if appropriate, Mellon may file a suit in interpleader or for a declaratory judgment for such purpose) by a final judgment of a court of competent jurisdiction that is binding on all parties interested in the matter and is no longer subject to review or appeal, or (ii) settled by a written document satisfactory to Mellon and executed by Client.

9. Force Majeure.

(a) Mellon shall not be liable for any failures, delays or losses, arising directly or indirectly out of conditions beyond its reasonable control, including, but not limited to, acts of government, exchange or market ruling, suspension of trading, work stoppages or labor disputes, civil disobedience, riots, rebellions, electrical or mechanical failure, computer hardware or software failure, communications facilities failures including telephone failure, war, terrorism, insurrection, fires, earthquakes, storms, floods, acts of God or similar occurrences.

(b) In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, Mellon shall take reasonable steps to minimize service interruptions for any period that such interruption continues. Mellon agrees that it shall, at all times, have contingency plans with appropriate parties, making provision for emergency use of electrical data processing equipment and designed to reasonably restore lost or damaged data and to correct errors resulting from such emergency. Representatives of Client shall be entitled to inspect Mellon’s premises and operating capabilities at any time during regular business hours of Mellon, upon terms and conditions that are mutually agreeable to Mellon and Client, except with respect to terms that are otherwise required under applicable law. Moreover, Mellon shall provide Client, at such times as Client may reasonably require, copies of reports that are (i) generally available to Mellon’s clients, (ii) rendered by independent accountants on the internal controls and procedures of Mellon, and (iii) relating to the services provided by Mellon under this Agreement.

10. Market Data. Client acknowledges that Mellon may provide real-time or delayed quotations and other market information and messages (“Market Data”), which Market Data is provided to Mellon by certain national securities exchanges and associations who assert a proprietary interest in Market Data disseminated by them but do not guarantee the timeliness, sequence, accuracy or completeness thereof. Client agrees and acknowledges that Mellon shall not be liable in any way for any loss or damage arising from or occasioned by any inaccuracy, error, delay in, omission of, or interruption in any Market Data or the transmission thereof except as set forth in the first sentence of Section 9(b).

11. Termination.

(a) Client may terminate this agreement if (i) Mellon defaults on any of its material obligations hereunder and such default remains uncured fifteen (15) business days after Mellon’s receipt of notice of such default from Client; or (ii) any proceeding in bankruptcy, reorganization, receivership or insolvency is commenced by or against Mellon, Mellon shall become insolvent or shall cease paying its obligations as they become due or makes any assignment for the benefit of its creditors.

(b) Mellon may suspend providing services hereunder or terminate this Agreement if (i) Client fails to pay amounts due hereunder or defaults on any of its material obligations hereunder and such failure or default remains uncured thirty (30) days after Client’s receipt of notice of such failure or default from Mellon; (ii) any proceeding in bankruptcy, reorganization, receivership or insolvency is commenced by or against Client, Client shall become insolvent, or shall cease paying its obligations as they become due or makes any assignment for the benefit of its creditors; or (iii) Client is acquired by or is merged with or into another entity where Client is not the Surviving company.

(c) Upon termination of this Agreement, all fees earned and expenses incurred by Mellon up to and including the date of such termination shall be immediately due and payable to Mellon within fifteen (15) days after the effective date of such termination.

(d) In addition to the payments required in paragraph 11(c) above, if this Agreement is terminated by Client for any reason other than pursuant to Section 2 or paragraph 11(a) above or by Mellon pursuant to paragraph 11(b) above, then Client shall pay a termination fee, due and payable to Mellon on or before the effective date of such termination, calculated as follows: (i) if the termination occurs prior to the first anniversary of the commencement date of the current term (the “Commencement Date”), then the termination fee shall equal twelve (12) times the average monthly invoice charged to Client by Mellon hereunder, (ii) if the termination occurs on or after the first anniversary of the Commencement Date but prior to the second anniversary of the Commencement Date, then the termination fee shall equal nine (9) times the average monthly invoice charged to Client by Mellon hereunder, and (iii) if the termination occurs on or after the second anniversary of the Commencement Date, then the termination fee shall equal six (6) times the average monthly invoice charged to Client by Mellon hereunder. For purposes of this paragraph, fees for non-recurring events shall be excluded when calculating the average monthly invoice charged to Client by Mellon.

(e) Prior to termination of this Agreement, Client shall provide Mellon with written instructions as to the disposition of records, as well as any additional documentation reasonably requested by Mellon. Except as otherwise expressly provided in this Agreement, the respective rights and duties of Client and Mellon under this Agreement shall cease upon termination of this Agreement.

12. Lost Certificates. Mellon shall not be obligated to issue a replacement share certificate for any share certificate reported to have been lost, destroyed or stolen unless Mellon shall have received: (i) an affidavit of such loss, destruction or theft; (ii) a bond of indemnity in form and substance satisfactory to Mellon; and (iii) payment of all applicable fees. Shareholders may obtain such a bond of indemnity from a surety company of the shareholder’s choice, provided the surety company satisfies Mellon’s minimum requirements.

13. Confidentiality.

(a) In connection with the performance of Mellon’s duties on behalf of Client under this Agreement, Mellon shall obtain confidential information related to Client or its stockholders that is not available to the general public (“Confidential Information”). Mellon agrees that the Confidential Information shall be held and treated by Mellon, its directors, officers, employees, affiliates, agents and subcontractors (collectively, “Representatives”) in confidence and except as hereinafter provided, shall not be disclosed in any manner whatsoever except as otherwise required by law, regulation, subpoena or governmental authority. Confidential Information shall be used by Mellon and its Representatives only for the purposes for which provided and shall be disclosed by Mellon only to those Representatives who have a need to know in order to accomplish the business purpose in connection with which the Confidential Information has been provided. Information shall no longer be considered Confidential Information at such time as such information becomes publicly available.

(b) Mellon shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to Client and its shareholders.

13A. Records. Mellon shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable, which recordkeeping shall be reviewed with Client upon request, and revised as may be mutually agreed between the parties. Mellon agrees that all such originals or photocopies of records prepared or maintained hereunder will be promptly surrendered to Client or its designee on and in accordance with its request.

13B. Duties in the Event of Termination. In the event that, in connection with termination, a successor to any of Mellon’s duties or responsibilities hereunder is designated by Client by written notice to Mellon, Mellon will promptly, upon such termination and at the expense of Client, transfer to such successor all relevant books, records, reasonably correspondence, and other data established or maintained by Mellon under this Agreement in a form acceptable to Client (if such form differs from the form in which Mellon has maintained the same, Client shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Mellon’s personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records, and other data shall be returned to Client.

14. Publicity. Except to the extent required by applicable law, neither party will issue a news release, public announcement, advertisement, or other form of publicity concerning the existence of this Agreement or the Services to be provided hereunder without obtaining the prior written approval of the other party, which may be withheld in the other party’s sole discretion.

15. Lost Stockholders. Mellon shall conduct such database searches to locate lost stockholders as are required by Rule 17Ad-17 under the Exchange Act, without charge to the stockholder. If a new address is so obtained in a database search for a lost stockholder, Mellon shall conduct a verification mailing and update its records for such stockholder accordingly. If a new address is not so obtained for any lost stockholders, Mellon may conduct a more in-depth search for the purpose of locating such lost stockholders using the services of a locating service provider selected by Mellon and receive compensation from such locating service provider for processing and other services Mellon provides in connection with the in-depth search. The fee charged to the located stockholder by the locating service provider may not exceed the lesser of 35% of the asset value of such stockholder’s property or the maximum statutory fee permitted by the applicable state jurisdiction.

16. Compensation and Expenses.

(a) Commencing on the Effective Date, Client shall compensate Mellon for its services hereunder in accordance with the fee schedules listed in Exhibit B hereto. After the second anniversary of the Effective Date, such fees may be adjusted annually, on or about each anniversary of the Effective Date, by the annual percentage of change in the latest Consumer Price Index of All Urban Consumers (CPI-U) United States City Average, as published by the U.S. Department of Labor, Bureau of Labor Statistics plus one half percent (0.5%).

(b) All amounts owed to Mellon hereunder are due within thirty (30) days of the invoice date. Delinquent payments are subject to a late payment charge of one and one half percent (1.5%) per month commencing forty-five (45) days from the invoice date. Client agrees to reimburse Mellon for any reasonable attorney’s fees and any other costs associated with collecting delinquent payments.

(c) Client shall be charged for certain expenses advanced or incurred by Mellon in connection with Mellon’s performance of its duties hereunder. Such charges include, but are not limited to, stationery and supplies, such as transfer sheets, dividend checks, envelopes, and paper stock, as well as any disbursements for telephone, mail insurance, electronic document creation and delivery, travel expenses for annual meetings, link-up charges from Automatic Data Processing Inc. and tape charges from The Depository Trust Company. While Mellon endeavors to maintain such charges (both internal and external) at competitive rates, these charges will not, in all instances reflect actual out-of-pocket costs, and in some instances may include handling charges to cover internal processing and use of Mellon’s billing systems.

(d) With respect to any shareholder mailings processed by Mellon, Client shall be charged postage as an out-of-pocket expense at postage rates that may not reflect all available or utilized postal discounts, such as presort or NCOA discounts. Client shall, at least one business day prior to mail date, provide immediately available funds sufficient to cover all postage due on such mailing. For any dividend mailing, Client shall, no later than 10am Eastern Time on the mail date for the dividend, provide immediately available funds sufficient to pay the aggregate amount of dividends to be paid. Any material shareholder mailing schedule changes, including, but not limited to, delays in delivering materials to Mellon or changes in a mailing commencement date, may result in additional fees and/or expenses.

(e) Upon expiration or termination of this Agreement, Client shall pay Mellon a reasonable fee for deconversion services (e.g., providing shareholder lists and files, producing and shipping records, answering successor agent inquiries). This fee shall be based on the deconversion fee schedule attached to this Agreement as Exhibit C.

17. Notices. All notices, demands and other communications given pursuant to this Agreement shall be in writing, shall be deemed effective on the date of receipt, and may be sent by facsimile, overnight delivery service, or by certified or registered mail, return receipt requested to:

If to Client:	with an additional copy to:
Delaware Enhanced Global Dividend and	[additional notice name and address]
Income Fund
2005 Market Street
Philadelphia, PA 19103
Attn: Dan Geatens
Tel: 215-255-1664
Fax: [_______________]

If to Mellon:	with an additional copy to:
Mellon Investor Services LLC	Mellon Investor Services LLC
[Regional Office Address]	Newport Office Center VII
Attn: Relationship Manager	480 Washington Blvd.
Tel:	Jersey City, NJ 07310
Fax:	Attn: Legal Department
Tel: 201-680-2198
Fax: 201-680-4610

18. Submission to Jurisdiction; Foreign Law.

(a) The parties irrevocably (i) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, and (ii) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding.

(b) Mellon shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof. Mellon may consult with foreign counsel, at Client’s expense, to resolve any foreign law issues that may arise as a result of Client or its shareholders being subject to the laws or regulations of any foreign jurisdiction.

19. Miscellaneous.

(a) Amendments. This Agreement may not be amended or modified in any manner except by a written agreement signed by both Client and Mellon.

(b) Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

(c) Survival of Terms. Sections 7, 8 and 16 hereof shall survive termination of this Agreement and Mellon’s appointment hereunder.

(d) Assignment. This Agreement may not be assigned, or otherwise transferred, in whole or in part, by either party without the prior written consent of the other party, which the other party will not unreasonably withhold, condition or delay; except that consent is not required for an assignment to a Mellon affiliate. Any attempted assignment in violation of the foregoing will be void.

(e) Headings. The headings contained in this Agreement are for the purposes of convenience only and are not intended to define or limit the contents of this Agreement.

(f) Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is found to violate a law, it will be severed from the rest of the Agreement and ignored.

(g) Counterparts. This Agreement may be executed manually in any number of counterparts, each of which such counterparts, when so executed and delivered, shall be deemed an original, and all such counterparts when taken together shall constitute one and the same original instrument.

(h) Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supercedes all prior written or oral communications, understandings, and agreements with respect to the subject matter of this Agreement. The parties acknowledge that the Exhibits hereto are an integral part of this Agreement.

(i) Benefits of this Agreement. Nothing in this Agreement shall be construed to give any person or entity other than Mellon and Client any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of Mellon and Client.

[The remainder of this page has been intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year above written.

DELAWARE ENHANCED GLOBAL DIVIDEND
AND INCOME FUND

By:	/s/ Anthony G. Ciavarelli
Name:	Anthony G. Ciavarelli
Title:	Vice President

MELLON INVESTOR SERVICES LLC

By:	/s/ Robert Kavanagh
Name:	Robert Kavanagh
Title:	Assistant Vice President

[LOGO] Mellon Exhibit A			Exhibit A

Mellon Investor Services A Mellon Financial CompanySM

STOCK SUBJECT TO THE AGREEMENT
Number of
		Number of	Authorized
		Authorized	Shares Reserved
		Shares Issued	for Future
	Number of	and Outstanding	Issuance Under
	Authorized	(including	Existing
Class of Stock	Shares	Treasury Shares	Agreements

A-1

[LOGO] Mellon	Exhibit B

Mellon Investor Services

A Mellon Financial CompanySM

SERVICES TO BE PROVIDED AND SCHEDULE OF FEES

IPO Event and Set - Up Fee (One time charge)	$3,500.00
Includes:
●Record transfer of common files to the Mellon recordkeeping system
●Coordinating preparation details of the IPO with members at Delaware Funds, their counsel, underwriters and Depository Trust Company
Issues Covered:	Common (1)
(additional issues are subject to additional fees.)

Administration & Account Maintenance
Stock Transfer Administration (Per month)	$1,200.00
Account Maintenance Services
Security Issuance Services
Dividend Disbursement Services (Monthly)
Escheatment Services
Direct Registration/Profile System Services
Web Services and System Access

Investment Plan Services	$0.30/$3.60
Monthly/Annual charge of investments (Per account)
Out-of-Pocket Expenses	Billed as Incurred

Additional fees will apply if the annual allowances below are exceeded
Account Administration	Allowance	Fee
Number of active accounts maintained	1,000	$4.00
Number of inactive accounts maintained	100	$1.00
Number of Restricted transactions	50	$50.00
Number of Option transactions	50	$25.00
Number of electronic DWAC transactions	50	$25.00
Number of mailings per year (including one enclosure)	4	See Below
Number of reports or analyses	4	See Below
Number of lists or labels	4	See Below
Investor/Broker directed movement of shares, each	50	$3.00

Exhibit B

Escheatment Services
Annual Compliance Services	Included
SEC mandated electronic database and new address retrieval	$37.5 per account
mailing	($500.00 minimum)
Each state mandated due diligence mailing	$350 per account
($250.00 minimum)

Direct Registration / Profile System
Enrollment Fee	Included
Annual Surety Fee	Waived upon Enrollment
Customization of advices and statements (if requested)	$500.00
Stock Distribution Event - full, full and fractional shares	$3.50
DRS/Profile statement, Advices, Annual Account Statement	$0.25
Investor/Broker directed movement of shares, each transaction	$3.00 (over allowance)
DRS/Profile investor originated reject fee, each occurrence	$5.00
DRS/Profile Broker Authorization Form, per item	$1.50

Additional Lists & Mailings Upon Request
(After Allowances Are Exceeded)

Shareholder Lists and Analysis
(Minimum charge for each of the below services)	$250.00
Lists, per name listed	$0.05
Labels, per label printed	$0.05
Analysis, per name passed on database	$0.02
Analysis, per name listed in report	$0.05
Custom Lists or Analyses	By Appraisal
Standard Mailing Services
(Minimum charge for each of the below services)	$250.00
Addressing mailing medium, per name	$0.05
Affixing labels, per label	$0.05
Machine Inserting
1st Enclosure) per piece	$0.05
2nd Enclosure, per piece	$0.04
Each Enclosure thereafter, per piece	$0.03
Manual Inserting	By Appraisal
Search Card	$250.00

Exhibit B

SERVICES TO BE PROVIDED

Account Maintenance Functions
●	Opening new accounts
●	Posting debits and credits
●	Maintaining certificate history
●	Placing and releasing stop transfer notations
●	Consolidating accounts
●	Coding accounts requiring special handling (e.g. "bad address," "do not mail," "VIP," etc.)
●	Processing address changes
●	Responding to shareholder correspondence (includes address changes, coding changes, W8/W9 Inquiries, 1099 duplicate requests, statement inquiries check replacements, and other routine transactions)
●	Providing a toll-free phone number for shareholder inquiries
●	Obtaining and posting Taxpayer Identification Number certifications pursuant to IDTCA regulations
●	Maintaining inactive accounts for the purpose of research and tax reporting
●	Closing (purging) inactive accounts that meet selected criteria
●	Maintaining shareholder consents to electronic delivery of materials
●	Review and reporting of information required by the Office of Foreign Asset Control

Security Issuance Functions
●	Qualifying under the rules of the NYSE and NASDAQ/AMEX to act in the dual capacity as transfer agent and registrar
●	Maintaining mail and window facilities for the receipt of transfer requests
●	Maintaining and securing unissued certificate inventory and supporting documents
●	Establishing procedures designed to verify that surrendered certificates are genuine and have not been altered
●	Obtaining a legal opinion and/or other documentation to the effect that original issuances are properly authorized and have been registered under federal securities laws or are exempt from such registration
●	In connection with requests for transfer, verifying that Shares issued equal the number surrendered
●	Place and remove stop orders on Shares
●	Verifying that Mellon has not received any active stop orders against Shares submitted for transfer
●	Issuing and registering new securities
●	Recording canceled and issued securities
●	Canceling surrendered certificates
●	Delivering completed transfers
●	Processing restricted and legal transfers upon presentment of appropriate supporting documentation
●	Providing online access to daily transfer or management summary journals
●	Providing delivery and receipt of DWAC transfers
●	Provide and process safekeeping requests
●	Replacing lost, destroyed or stolen certificates (charge imposed on shareholder)

Exhibit B

Dividend Disbursement Services
●	Preparing and mailing checks
●	ACH/Direct Deposit file transmission
●	Reconciling checks
●	Preparing payment register in list form
●	Withholding and filing taxes for non-resident aliens and others
●	Filing federal tax _information returns
●	Processing "B" and "C" notices received from the IRS
●	Mailing required statements (Form 1099DIV or Form 1042)
●	Maintaining stop payment files and issuing replacement checks
●	Maintaining separate dividend address
●	Receiving, verifying and posting: dividend payment funds

Shareholder Information Mailings: (subject to additional fee)
●	Mailing Section 19a notice to shareholders of record with dividend checks
●	Mailing semi-annual report to shareholders of record with dividend checks
●	Mailing Annual report to shareholders of record with dividend checks
●	Performing broker search for identifying the number of beneficial holders

Investment Plan Services
●	Opening and maintaining participant accounts
●	Processing reinvestment and (optional cash payments
●	Preparing participant statement of accounts, after each transaction, showing activity for current period
●	Processing liquidations and terminations according to plan specifications
●	Providing periodic investment reports to Company
●	Preparing Form 1099B to report sale proceeds
●	Issuing replacement checks
●	Mail authorization material as requested either separately or part of new account mailing

Escheatment Functions
●	Assist in establishing compliance with the unclaimed property requirements of all jurisdictions that may have a claim on escheatable property held by Mellon on behalf of Client.
●	Processing records and property subject to reporting based upon current state statutes,
●	rules, and regulations
●	Identifying property that has become escheatable since the last filing date
●	Assist in reviewing state regulations to determine if there have been any changes in
●	reporting procedures
●	Reporting and remitting property to states

Web Services and System Access

Exhibit B

●	Providing Client access to Mellon's mainframe inquiry and internet via Client ServiceDirect
●	Providing daily data on registered shareholders
●	Providing daily access to proxy tabulation file during proxy season
●	Providing Shareholder access to their account via Investor ServiceDirect
●	Providing on-line access to shareholder statements and tax forms via MLink

Exhibit B

OTHER SERVICES AND CHARGES

Shareholder Plan Enrollment: If Client has appointed Mellon to administer a direct stock purchase and/or dividend reinvestment plan, Mellon shall accept requests by Client’s shareholders to enroll Shares in such plan via paper enrollment form, in the case of certificated securities, and via paper enrollment form, Internet enrollment and telephonic enrollment, in the case of book-entry (i.e., Direct Registration System) securities. If Client has not appointed Mellon to administer a direct stock purchase or dividend reinvestment plan, then Client hereby appoints and directs Mellon to implement and administer a share selling program ("Program") pursuant to which shareholders may enroll book-entry Shares in the Program in order to liquidate them under the following terms and conditions. The Program transaction fee for each such sale shall be $15.00 plus $0.12 per Share. Under the Program, upon receipt of a sell request by a registered shareholder, Mellon will process the request through Mellon Securities LLC (''MS"), a registered broker/dealer and member of NASD/SIPC and an affiliate of Mellon. Proceeds of each sale under the Program will be sent to the shareholder in the form of a check (less the transaction fee). Sale requests under the Program will typically be combined with other sale requests received from Client shareholders and Shares will be submitted in bulk to MS for sale. Shares will be sold under the Program generally within one business day of Mellon's receipt of the sale request, but in no event more than five business days (except where deferral is necessary under state or federal regulations). The price per Share received by the selling shareholder under the Program will equal the market price Mellon receives for the Shares (or, if more than one bulk trade is executed on the day the Shares are sold, then the price per Share shall equal the weighted average market price received for all Shares sold that day).

Prior Agent Out-of Proof Conditions: If an out-of-proof condition exists on the Effective Date, and such condition is not resolved within 90 calendar days thereafter, Client agrees to provide Mellon with funds or shares sufficient to resolve the out-of-proof condition promptly upon the expiration of such 90 day period.

Lost Certificates: Mellon shall charge shareholders an administrative fee for replacement of lost certificates, which shall be charged only once in instances where a single surety bond obtained covers multiple certificates. Mellon may receive compensation from surety companies or surety agents for administrative services provided to them.

Legal Expenses, System Modifications: Certain expenses may be incurred in resolving legal matters, including receiving and responding to routine subpoenas that arise in the course of performing services hereunder. This may result in a separate charge to cover Mellon's expenses (including the cost of external or internal counsel) in resolving such matters; provided that any legal expenses charged to the Client shall be reasonable.

In the event any federal, state or local laws, rules or regulations are enacted that require Mellon to (i) make any adjustments and/or modifications to its current system, or (ii) provide additional services to Client for which Mellon is not being compensated hereunder, then Client shall compensate Mellon (a) on a pro rata basis proportionate to the Client's registered shareholder base, for the costs associated with making such required adjustments and/or modifications, or (b) according to Mellon's standard fees established, in good faith, with respect to such additional services.

Exhibit B

Initial Compliance Escheatment Services: If, at the time escheat services are commenced for any asset type, Client is not in compliance with applicable state unclaimed property regulations with respect to that asset type, then Mellon shall provide initial compliance services, which shall include working with one or more state unclaimed property clearinghouses to identify specific reportable records and property, and organizing and formatting such records and property for remittance to the applicable states, as required. Where applicable, in concert with state clearinghouses, Mellon shall also attempt to obtain releases and indemnification agreements protecting Client from interest and penalties that may be assessable against Client by the states for prior non-compliance. If a release or indemnification agreement is not so obtained from a state, Client may be responsible for interest and/or penalties from such state for prior non-compliance. Mellon may receive compensation from state clearinghouses for the processing and support services it provides to them in connection with initial compliance services.

Other Services: Fees, out of pocket expenses and disbursements for any services, including, but riot limited to, down posting for odd lots, provided to Client or any of its agents or representatives by or on behalf of Mellon hereunder that are not set forth above will be based on Mellon's standard fees at the time such services are provided or, if no standard fees have been established, an appraisal of the work to be performed.

Exhibit C

DOCUMENTS AND NOTIFICATIONS TO BE DELIVERED TO MELLON

Prior to the Effective Date, to the extent not previously provided by Client to Mellon, Client shall provide Mellon with the following:

1.	An adequate supply of Share certificates.

2.	A copy of the resolutions adopted by the Board of Directors of Client appointing or authorizing the appointment of Mellon as Transfer Agent and/or Registrar and Dividend Disbursing Agent, as the case may be, duly certified by the Secretary or Assistant Secretary of Client under the corporate seal.

3.	A copy of the Certificate of Incorporation of Client, and all amendments thereto, certified by the Secretary of State of the state of incorporation.

4.	A copy of the By-laws of Client as amended to date, duly certified by the Secretary of Client under the corporate seal.

5.	A certificate of the Secretary or an Assistant Secretary of Client, under its corporate seal, stating as follows:

a) this Agreement has been executed and delivered pursuant to the authority of Client’s Board of Directors;

b) the attached specimen Share certificate(s) are in substantially the form submitted to and approved by Client's Board of Directors for current use, and the attached specimen Share certificates for each Class of Stock with issued and outstanding Shares are in the form previously submitted to and approved by Client's Board of Directors for past use;

c) no shares have been reserved for future issuance except as set forth on the attached list of existing agreements pursuant to which Shares have been reserved for future issuance, which list specifies the number of reserved Shares subject to each such existing agreement and the substantive provisions thereof.

d) each shareholder list provided to Mellon is true and complete; or no Shares are outstanding;

e) the name of each stock exchange upon which any of the Shares are listed and the number and identity of the Shares so listed;

f) the name and address of each co-Transfer Agent, Registrar (other than Mellon) or co-Registrar for any of the Shares and the extent of its appointment, or there are no co-Transfer Agents. Registrars (other than Mellon) or co-Registrars for any of the Shares; and

g) the officer(s) of Client, who executed this Agreement as well as any certificates or papers delivered to Mellon pursuant to this Agreement, were validly elected or appointed to, and are the incumbents of, the offices they purported to hold at the time of such execution and delivery, are authorized to execute this Agreement as well as all other certificates or papers delivered hereunder, and that their signatures on all such documentation are genuine.

Such Secretary's certificate shall contain a certificate of an officer of Client, other than the officer executing the Secretary's certificate, stating that the person executing the Secretary's certificate was validly elected to, and is the Secretary or an Assistant Secretary of Client and that his signature on the certificate is genuine.

6.	A shareholder list, preferably in machine readable format, certified as true and complete by the person preparing the list, for the issued and outstanding Shares, setting forth as to each holder, his/her name and address, tax identification number certified by the shareholder pursuant to requirements of the Internal Revenue Code and applicable regulations, the number of Shares held, the Share certificate numbers and the existence of any stop orders or other transfer restrictions.

7.	Opinion of counsel for Client, addressed to Mellon, to the effect that:

a) the Shares issued and outstanding on the date hereof have been duly authorized, validly issued and are fully paid and are non-assessable;

b) the Shares issued and outstanding on the date hereof have been duly registered under the Securities Act of 1933, as amended, and such registration has become effective, or are exempt from such registration; and have been duly registered under the Securities Exchange Act of 1934, as amended, or are exempt from such registration;

c) the execution and delivery of this Agreement do not and will not conflict with, violate, or result in a breach of, the term$, conditions or provisions of, or constitute a default under, the charter or the by-laws of Client, any law or regulation, any order or decree of any court or public authority having jurisdiction, or any mortgage, indenture, contract, agreement or undertaking to which Client is a party or by which it is bound and this Agreement is enforceable against Client in accordance with it terms, except as limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the enforcement of creditors' rights generally.

8.	A completed Internal Revenue Service Form 2678.

Client further agrees to deliver an opinion of counsel as provided in this Exhibit C, Section 7(a) and (b) upon any future original issuance of Shares for which Mellon will act as transfer agent hereunder.

NOTIFICATION OF CHANGES

Client shall promptly notify Mellon of the following:

1.	Any change in the name of Client, amendment of its certificate of incorporation or its by-laws;

2.	Any change in the title of a Class of Stock from that set forth in the first column of Exhibit A;

3.	Any change in the Number of Authorized Shares from that set forth in the second column of Exhibit A;

4.	Any change in existing agreements or any entry into new agreements changing the Number of Authorized Shares Reserved for Future Issuance Under Existing Agreements from that listed in the fourth column of Exhibit A hereto;

5.	Any change in the number of outstanding Shares subject to stop orders or other transfer limitations;

6.	The listing or delisting of any Shares on any stock exchange;

7.	The appointment after the date hereof of any co-Transfer Agent, Registrar (other than Mellon) or any co-Registrar for any of the Shares;

8.	The merger of Client into, or the consolidation of Client with, or the sale or other transfer of the assets of Client substantially as an entirety to, another person; or the merger or consolidation of another person into or with Client; and

9.	Any other change in the affairs of Client of which Mellon must have knowledge to perform properly its duties under this Agreement.